TOP AIR MANUFACTURING, INC.

  EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                              Column A     Column B     Column C
                              Weighted                   Income
                              Average                   (Loss) Per
                              Number of      Net         Common
                              Shares        Income       Share
                              Outstanding*  (Loss)    (B divided by A)


Three months ended:
  August 31, 1996             4,013,765      (38,079)       (.01)
  August 31, 1995             3,784,472     (112,879)       (.03)


                                             Three Months Ended
                                                  August 31,
                                             1996           1995
*Computation of weighted average number
    of common shares outstanding and common
    equivalent shares:
  Common shares outstanding at the
    beginning of the period                  4,013,765   3,174,433
Weighted average of common shares
    issued during the period                        --     610,039

Weighted average of the common
    equivalent shares attributable to
    stock options granted, computed under
    the treasury stock method#                      --          --
                                             ---------   ---------
  Weighted average number of common and
    common equivalent shares                 4,013,765   3,784,472
                                             =========   =========



#The stock options have not been included because they are anti-dilutive.